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                                                                     EXHIBIT 4.1

                             UNICCO SERVICE COMPANY
                           DEFERRED COMPENSATION PLAN

                          Effective as of July 1, 1999

                                    RECITALS


This UNICCO Service Company Deferred Compensation Plan (the Plan) is adopted by UNICCO Service Company (the Employer) for the benefit of certain of its executive employees. The purpose of the Plan is to provide those employees with supplemental retirement income and to offer those employees an opportunity to elect to defer the receipt of compensation in order to provide termination of employment and related benefits pursuant to Section 451 of the Internal Revenue Code of 1986, as amended (the Code). The Plan is intended to be a top-hat plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees) under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA).

Accordingly, the following Plan is adopted.

                             Article I - Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth in this Article I unless a different meaning is clearly required by the context.

1.1 ACCOUNT means the balance credited to a Participant's or Beneficiary's Plan account, including contribution credits and deemed income, gains and losses (to the extent realized, as determined by the Employer in its discretion) credited thereto. A Participant's or Beneficiary's Account shall be determined as of the date of reference.

1.2 BENEFICIARY means the person, persons or legal entity entitled to receive benefits under this Plan that become payable in the event of a Participant's death.

1.3   BOARD means the Board of Advisors of the Employer.

1.4 CODE means the Internal Revenue Code of 1986, as amended, and includes the regulations thereunder, as amended from time to time.

1.5   COMMITTEE means the Compensation Committee of the Board.

1.6 COMPENSATION means the annual base salary paid by the Employer to an Eligible Employee with respect to his or her service for the Employer (as determined by the Employer).

1.7 DESIGNATION DATE means the date as of which a designation of deemed investment directions by an individual pursuant to Section 4.5, or any change in a prior designation of deemed investment directions by an individual pursuant to


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      Section 4.5, shall become effective. The Designation Dates in any Plan
      Year shall be designated by the Employer.

1.8 EFFECTIVE DATE means the effective date of the Plan, which shall be July 1, 1999.

1.9 ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by the Employer who is determined by the Committee to be a member of a select group of management or highly compensated employees and who is designated by the Committee to be an Eligible Employee under the Plan. By each February 1st commencing with February 1, 2000, the Committee shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year. If the Committee determines that an individual first becomes an Eligible Employee during a Plan Year, the Committee shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.10 EMPLOYER means UNICCO Service Company, a Massachusetts business trust, and its successors and assigns unless otherwise herein provided, or any other corporation or business organization that, with the consent of UNICCO Service Company or its successors or assigns, assumes the Employer's obligations hereunder, or any other corporation or business organization that agrees, with the consent of UNICCO Service Company, to become a party to the Plan.

1.11 ENTRY DATE, with respect to an individual, means the first day of the first pay period following the date on which such individual first becomes an Eligible Employee.

1.12 PARTICIPANT means any person so designated in accordance with the provisions of Article II, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiary may become) eligible to receive benefits under the Plan.

1.13 PARTICIPANT ENROLLMENT AND ELECTION FORM means the form on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

1.14 PLAN means this UNICCO Service Company Deferred Compensation Plan, as amended from time to time.

1.15 PLAN YEAR means the twelve (12) month period ending on June 30 of each year during which the Plan is in effect.

1.16 TRUST means the "rabbi trust" established by the Employer in connection with this Plan to provide the benefits described in this Plan.

1.17 TRUSTEE means the trustee named in the agreement establishing the Trust and such successor and/or additional trustees as may be named pursuant to the terms of the agreement establishing the Trust.

1.18 VALUATION DATE means June 30 of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date.


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1.19  YEAR OF SERVICE - means Year of Service as defined in the UNICCo Service
      Company 401(k) Investment Savings Plan, as amended from time to time (the 401(k) Plan).

                   Article II - Eligibility and Participation

2.1 REQUIREMENTS. Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

      Participation in the Plan is voluntary. In order to participate, an otherwise Eligible Employee must complete and file a Participant Enrollment and Election Form in such manner as may be required by Section
      3.1 and by the Employer and must agree to make Compensation Deferrals as provided in Article III.

2.2 REEMPLOYMENT. If a Participant whose employment with the Employer is terminated is subsequently reemployed, he or she shall become a Participant after reemployment in accordance with the provisions of
      Section 2.1.

2.3 CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Employer, but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals hereunder.

                     Article III - Contributions and Credits

3.1 PARTICIPANT COMPENSATION DEFERRALS. In accordance with rules established by the Employer, a Participant may elect to defer Compensation that is due to be earned and would otherwise be paid to, the Participant in a percentage up to 13% of his or her Compensation, in increments of 1% of Compensation, as designated by the Participant. Amounts so deferred will be considered a Participant's "Compensation Deferrals."

      For the year in which the Plan is first implemented, each Eligible Employee on the Effective Date who becomes a Participant shall have made an election on or before May 27, 1999, to defer Compensation for services to be performed subsequent to the Effective Date. Each individual who first becomes an Eligible Employee after the Effective Date shall, in order to become a Participant during the first Plan Year in which such individual becomes an Eligible Employee, make an election to defer Compensation, for services to be performed subsequent to such election, within thirty (30) days after the date such individual becomes an Eligible Employee. Except as otherwise provided herein, an election to defer payment of Compensation shall be made at least thirty (30) days prior to the calendar year for which the Compensation is payable.

      Compensation Deferrals shall be made through regular payroll deductions. Bonuses may not be deferred. A Participant may reduce his or her payroll deduction


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      Compensation Deferral amount as of, and by written notice delivered to the
      Employer at least thirty (30) days prior to, the beginning of the period of service for which the Compensation is payable, which period is the calendar year. Such reduction shall be first effective for Compensation to be earned in that period of service. Once made, a Compensation Deferral payroll deduction election shall continue in force indefinitely, until changed by the Participant on a subsequent Participant Enrollment and Election Form provided by the Employer.

3.2 PARTICIPANT ACCOUNTS; EMPLOYER CONTRIBUTION CREDITS. The Employer shall establish and maintain for, and in the name of, each Participant (or for the designated Beneficiary of a Participant following such Participant's death) a separate Plan Account. The amount of each Participant's Compensation Deferrals shall be credited to such Participant's Account as of the date the deferred Compensation would otherwise have been payable to such Participant. There shall also be credited to each Participant's Account, as of the end of each payroll period, an amount equal to the lesser of (i) three percent (3%) of that portion of such Participant's Compensation that shall have been earned during such payroll period, or
      (ii) the amount of such Participant's Compensation Deferral for such payroll period; provided, however, that, if, for any Plan Year, the Employer match under the 401(k) Plan for highly compensated employees is less than one and one-half percent (1-1/2 %), then the three percent (3%) Employer contribution credit provided by clause (i) of this sentence shall be increased for such Plan Year by the amount by which one and one-half percent (1-1/2%) exceeds the percentage Employer match under the 401(k) Plan for such Plan Year.

3.3   PAYMENT TO TRUSTEE. An amount equal to the Compensation Deferrals under
      Section 3.1 hereof and the Employer contribution credits under Section 3.2 hereof for any payroll period will be paid by the Employer to the Trustee, to be held and administered in accordance with the terms of the Trust, with reasonable promptness after the total of such Compensation Deferrals and Employer contribution credits for such payroll period has been determined.

3.4 VESTING. An Eligible Employee shall always be one hundred percent (100%) vested in his or her Participant Compensation Deferrals and the earnings or losses allocated thereto.

      The interest of each Participant (and his or her Beneficiary) in the Employer contributions credited to such Participant's Plan Account under
      Section 3.2 hereof shall be contingent only and shall be subject to forfeiture in the following manner and to the following extent: If a Participant's employment with the Employer is terminated for any reason other than death, disability, retirement at or after reaching normal retirement age (which, for purposes of this Plan, shall be age 65), or a Change of Control (as defined in Section 5.2 hereof) of the Employer, then, except as hereinafter provided, such Participant shall have a vested interest in the Employer contributions credited to such Participant's Plan Account under Section 3.2 hereof (and any earnings and gains (or losses) on his or her Account attributable thereto) equal to a percentage thereof as of the date of termination of employment, which percentage shall be determined in accordance with the following schedule:

      Years of Service After                      Vested          Forfeitable
      Becoming A Participant                    Percentage        Percentage
      ----------------------                    ----------        ----------


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
      Less than one                                 0%               100%
      At least one, but less than two               20%               80%
      At least two, but less than three             40%               60%
      At least three, but less than four            60%               40%
      At least four, but less than five             40%               60%
      At least five                                100%               0%

      Notwithstanding the foregoing, if the Employer shall discharge a Participant for theft, embezzlement, obtaining funds or property under false pretenses, or for any similar action, or if the Employer shall discharge a Participant for assisting a competitor without permission, interfering with the Employer's relationship with any customer, or for any similar action, such Participant shall, as of the date of termination of employment, have a Vested Percentage of 0% (notwithstanding the number of his or her Years of Service after becoming a Participant) and a Forfeitable Percentage of 100%. In the event of a Participant's termination of employment for any reason other than death, disability, retirement at or after reaching normal retirement age, or a Change of Control of the Employer, (i) the amount which represents his or her Vested Percentage in the Employer contributions credited to such Participant's Plan Account under Section 3.2 hereof (and any earnings and gains (or losses) on his or her Account attributable thereto) shall be retained in such Participant's Account (subject to distribution in accordance with the Plan), and (ii) the amount which represents his or her Forfeitable Percentage therein shall be debited against such Participant's Account and credited against future Employer contributions to the Plan pursuant to
      Section 3.2 hereof.

      In the event of a Participant's termination of employment by reason of his or her death, disability, or retirement at or after reaching normal retirement age, or by reason of a Change of Control of the Employer, such Participant shall, as of the date of termination of employment, be fully vested in the Employer contributions credited to such Participant's Plan Account under Section 3.2 hereof (and any earnings and gains (or losses) on his or her Account attributable thereto), and the entire amount thereof shall be retained in his or her Account subject to distribution in accordance with the Plan.

                        Article IV - Allocation of Funds

4.1   ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS. Pursuant to Section
      4.5 hereof, each Participant shall have the right to direct the Employer as to how amounts in his or her Plan Account shall be deemed to be invested. In such a case, the Employer may direct the Trustee to invest the Account maintained in the Trust on behalf of such Participant pursuant to the direction the Employer has received from that Participant. Each Participant's Plan Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows: As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Employer), of each deemed investment option within the Trust since the preceding Valuation Date shall be allocated among all Participant Accounts deemed to be invested in that investment option in accordance with the ratio that the portion of the Account of each Participant that is deemed to be invested within that investment option, determined


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      as provided herein, bears to the aggregate of all Account amounts deemed to be invested within that investment option.

4.2 ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution to a Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant's Account.

4.3 SEPARATE ACOUNTS. A separate account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant with subaccounts to show separately the deemed earnings and losses credited or debited to such Account and the applicable deemed investments of the Account.

4.4 INTERIM VALUATIONS. If it is determined by the Employer that the value of the Trust as of any date on which distributions are to be made differs materially from the value of the Trust on the prior Valuation Date upon which the distribution is to be based, the Employer, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Trust so that the Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value.

4.5 DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS. Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee, or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer or the Trustee, prior to and effective for each Designation Date, each Participant may communicate to the Employer a direction as to how his or her Account should be deemed to be invested among such categories of deemed investments as may be made available by the Employer hereunder. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant's Account that is requested to be deemed to be invested in such categories of deemed investments and shall be subject to the following rules:

                  (a)         Any initial or subsequent deemed investment
                        direction shall be in writing, on a form supplied by and filed with the Employer, and shall be effective as of the next Designation Date that is at least ten (10) business days after such filing.

                  (b)         All amounts credited to the Participant's
                        Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and, as of the effective date of any new deemed investment direction, all or a portion of the Participant's Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment election shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely as provided in the Participant's most recent Participant Enrollment and Election Form or other form specified by the Employer.


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                  (c)         If the Employer receives an initial or revised
                        deemed investment direction that it deems to be incomplete, unclear, or improper, the Participant's investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Employer provides for, and permits the application of, corrective action prior thereto.

                  (d)         If the Employer possesses at any time directions
                        as to the deemed investment of less than all of a Participant's Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income, or similar fund made available under the Plan as determined by the Employer in its discretion.

                  (e)         Each Participant hereunder, as a condition to his
                        or her participation hereunder, agrees to indemnify and hold harmless the Employer and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant's Account hereunder.

                  (f)         Each reference in this Section to a Participant
                        shall be deemed to include, where applicable, a reference to such Participant's Beneficiary.

                       Article V - Entitlement to Benefits

5.1 TERMINATION OF EMPLOYMENT. If a Participant terminates employment with the Employer for any reason, the Participant's Plan Account at the date of termination shall be valued and payable according to the provisions of
      Article VI hereof (subject to potential forfeiture of a portion of the Account pursuant to Section 3.4 hereof).

5.2 CHANGE OF CONTROL. If a Change of Control of the Employer occurs, the Participant's Plan Account at the date of the Change of Control shall be valued and payable according to the provisions of Article VI. For purposes of this Section, a "Change of Control" shall mean (i) the purchase or other acquisition by any person, entity, or group of persons (other than members of the Kletjian family and their affiliates), within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of thirty percent (30%) or more of either the outstanding shares of the Employer's common stock or the combined voting power of the Employer's then outstanding voting securities entitled to vote generally, (ii) the approval by the stockholders of the Employer of a reorganization, merger, or consolidation with respect to which persons who are stockholders of the Employer immediately prior to such transaction will not, immediately after the consummation thereof, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the


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      company surviving or resulting from such transaction, or (iii) the liquidation or dissolution of the Employer or the sale of all or substantially all of the Employer's assets.

5.3 REEMPLOYMENT OF RECIPIENT. If a Participant receiving installment distributions pursuant to Section 6.2 hereof following the termination of such Participant's employment with the Employer is reemployed by the Employer, the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits under Section 5.1, Section 5.2, or Section 5.4 hereof, at which time such distribution shall again commence, subject to the limitations and conditions contained in this Plan.

5.4 DATE CERTAIN. Upon becoming a Participant under the Plan, an Eligible Employee may designate a date certain (which must occur no sooner than the first day of the second calendar year commencing after the date on which such Eligible Employee makes such designation) upon the occurrence of which (the Distribution Date) while such Eligible Employee/Participant is employed by the Employer, and prior to the occurrence of a Change of Control of the Employer, such Eligible Employee/Participant's Plan Account shall be valued and payable according to the provisions of Article VI hereof (subject to potential forfeiture of a portion of the Account pursuant to Section 3.4 hereof). The occurrence of such Distribution Date while such Eligible Employee/Participant is employed by the Employer (and prior to the occurrence of a Change of Control of the Employer) shall not, in and of itself, terminate such individual's status as a Participant in the Plan thereafter. A Participant who has designated a Distribution Date under, and in accordance with, the provisions of this Section 5.4, may change such Distribution Date to a later Distribution Date, at any time at least ninety (90) days before the occurrence of the Distribution Date being changed, by notifying the Employer in writing of such change. For purposes of applying the provisions of Section 3.4 hereof, a Participant who has designated a Distribution Date pursuant to this Section 5.4 shall, upon the occurrence of such Distribution Date while such Participant is employed by the Employer, be deemed to have terminated his or her employment with the Employer other than by reason of such Participant's death, disability, or retirement at or after reaching normal retirement age.

                      Article VI - Distribution of Benefits

6.1 AMOUNT. A Participant (or his or her Beneficiary) shall become entitled to receive, upon the first to occur of the Participant's termination of employment with the Employer, a Change of Control of the Employer, or the occurrence of the Distribution Date (if any) designated by such Participant pursuant to Section 5.4 hereof, a distribution in an aggregate amount equal to the Participant's Account, which amount, depending on (a) the performance of the deemed investments elected from time to time by the Participant, the Beneficiary, and/or the Employer, as applicable, and (b) the extent to which the investments of the Trust relating to the Participant's deemed investments under Sections 4.1 and 4.5 hereof actually are realized by the Trust, may be less than, equal to, or greater than the aggregate amount of the Participant's Compensation Deferrals and the Employer contributions allocated to such Participant's Account pursuant to Section 3.2 hereof. Any payment due


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      hereunder from the Trust that is not paid by the Trust will be paid by the
      Employer from its general assets.

6.2   METHOD OF PAYMENT.

                 (a)          Cash Payments.  All payments under the Plan shall
                         be made in cash.

                 (b)          Timing and Manner of Payment.  In the event of a
                        Change of Control, within the meaning of Section 5.2 hereof, an aggregate amount equal to each Participant's Account will be paid by the Trust or the Employer, as provided in Section 6.1, in a lump sum to such Participant or his or her Beneficiary. In the event a Participant becomes entitled to benefits under Section
                        5.1 or Section 5.4 hereof, an aggregate amount equal to such Participant's Account will be paid by the Trust or the Employer, as provided in Section 6.1, in a lump sum, on or about the date of the Participant's termination of employment, or the Distribution Date, as the case may be, or in annual installments made over a period selected by the Participant not less than thirty (30) days prior to termination of employment, or the Distribution Date, as the case may be. If a Participant fails to designate properly the manner of payment of the Participant's benefit under the Plan, such payment will be in a lump sum on or about the date of the Participant's termination of employment, or the Distribution Date, as the case may be.

      If the whole or any part of a payment hereunder by the Trust or the Employer is to be in installments, the total to be so paid shall continue to be invested pursuant to Sections 4.1 and 4.5 under such procedures as the Employer may establish, in which case, subject to the limitations of
      Section 6.1, any deemed income, gain or loss attributable thereto (to the extent realized, as determined by the Employer, in its discretion) shall be reflected in the installment payments, in such equitable manner as the Employer may determine.

6.3 DEATH BENEFITS. If a Participant 's employment with the Employer is terminated by reason of his or her death and before the commencement of payments to such Participant hereunder, the entire value of the Participant's Account shall be paid, as provided in Section 6.2, to such Participant's Beneficiary.

      Following the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to such Participant's Beneficiary in the manner in which such benefits were payable to the Participant, unless the Beneficiary elects, within sixty
      (60) days after such Participant's death, a more rapid form or schedule of distribution.

6.4 HARDSHIP DISTRIBUTIONS. Notwithstanding anything to the contrary herein contained, a Participant may request a distribution from his or her Account due to Unforeseeable Emergency (as hereinafter defined) by submitting a written request to the Employer accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. The Employer shall have the authority to require such evidence as it deems necessary to determine if a


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      distribution is warranted. If an application for a hardship distribution due to an Unforeseeable Emergency is approved, the distribution shall be limited to the amount necessary to meet the emergency. The allowed distribution shall be payable pursuant to a method determined by the Employer as soon as possible after approval of such distribution.

      A Participant who has commenced receiving installment payments under the Plan may, notwithstanding anything to the contrary contained herein, request acceleration of such payments in the event of an Unforeseeable Emergency. The Employer may permit accelerated payments to the extent that the aggregate amount thereof does not exceed the amount necessary to meet the emergency.

      For purposes of this Section 6.4, "Unforeseeable Emergency" shall mean, with respect to a Participant, a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an "Unforeseeable Emergency" will depend upon the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

            (1) through reimbursement or compensation by insurance or otherwise,

            (2) by liquidation of the Participant's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or

            (3) by cessation of Compensation Deferrals under the Plan.

      The need to send a Participant's child to college or the desire to purchase a home shall not be an Unforeseeable Emergency.

                  Article VII - Beneficiaries; Participant Data

7.1 DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant's lifetime.

      In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall make any such benefit payment to the Participant's spouse, if then living, but otherwise to the Participant's then living descendants, if any, per stirpes, but, if none, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant's executor, administrator, or other legal representative. If a question arises as to the existence or identity of


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      anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences that might flow therefrom or may take such other action as the Employer, in its sole discretion, deems to be appropriate.

7.2 INFORMATION TO BE FURNISHED TO PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer may determine. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit is subsequently made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment in accordance with such law.

                            Article VIII - The Trust

8.1 ESTABLISHMENT OF TRUST. The Employer shall establish the Trust with the Trustee, pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Employer and the Trustee. The Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

                           Article IX - Administration

9.1 ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Committee shall have sole responsibility for, and the sole control of, the operation and administration of the Plan and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to

                 (a)          Resolve and determine all disputes or questions
                        arising under the Plan, including the power to determine the rights of Eligible Employees, Participants, and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies,


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
                        or omissions in the Plan.

                 (b)          Adopt such rules of procedure and regulations as
                        in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

                 (c)          Implement the Plan in accordance with its terms
                        and the rules and regulations adopted as above.

                 (d)          Make determinations with respect to the
                        eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting and distribution of Plan Accounts.

                 (e)          Appoint any persons or firms to provide, or
                        otherwise act to secure, specialized advice or assistance, as it seems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in its good faith reliance upon, the advice or opinions of such firms or persons. The Committee shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers, or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers, or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. Further, the Committee may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Committee of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such third person shall have been notified of the revocation of such authority.

9.2 MUTUAL EXCLUSION OF RESPONSIBILITY. Neither the Trustee nor the Employer shall be obliged to inquire into or be responsible for any act or failure to act, or the authority therefor, on the part of the other.

9.3 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken that shall discriminate in favor of any particular person or group of persons.

9.4 LITIGATION. Except as may otherwise be required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

9.5 PAYMENT OF ADMINISTRATION EXPENSES. All expenses incurred in the administration and operation of the Plan and the Trust, including any taxes payable by the Employer in respect of the Plan or Trust or payable by or from the Trust pursuant to its terms, shall be paid by the Employer.

9.6 CLAIMS PROCEDURE. Any person claiming a benefit under the Plan (a "Claimant") shall present the claim, in writing, to the Employer, and the Employer shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

                 (a)          the specific reason or reasons for the denial,
                        with specific references to the Plan provisions on which the denial is based;

                 (b)          a description of any additional material or
                        information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

                 (c)          an explanation of the Plan's claims review
                        procedure.

      The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Employer's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Employer to the Claimant within the initial ninety (90) day period and in no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

      Any Claimant whose claim is denied or deemed to have been denied under the preceding sentence (or such Claimant's authorized representative) may, within sixty (60) days after the Claimant's receipt of notice of the denial or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Employer. Upon such a request for review, the claim shall be reviewed by the Employer (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

      The decision on review normally shall be made within sixty (60) days of the Employer's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Employer, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty

      (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.

                              Article X - Amendment

10.1 RIGHT TO AMEND. The Employer, by written instrument executed by the Employer, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the effective date of the amendment.

10.2 AMENDMENTS TO ASSURE PROPER CHARACTERIZATION OF PLAN. Notwithstanding the provisions of Section 10.1, the Plan and the Trust agreement may be amended by the Employer at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as a top hat plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1) and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of any Participant or Beneficiary hereunder.

                            Article XI - Termination

11.1 EMPLOYER'S RIGHT TO TERMINATE OR SUSPEND PLAN. The Employer reserves the right, at any time, to terminate the Plan and/or its obligation to make further credits to Plan accounts. The Employer also reserves the right, at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time.

11.2 SUSPENSION OF DEFERRALS. In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than Compensation Deferrals under Section 3.1 hereof and Employer contribution credits under
      Section 3.2 hereof, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles V and VI.

11.3 ALLOCATION AND DISTRIBUTION. This Section shall become operative upon a complete termination of the Plan. The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provision of the Plan, (i) no persons who were not theretofore Participants shall thereafter be eligible to become Participants, and (ii) the value of the interest of all Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating and, if applicable, paying Plan benefits, paid to them as soon as is practicable after such termination.

11.4 SUCCESSOR TO EMPLOYER. Any corporation or other business organization that is a successor to the Employer by reason of a consolidation, merger, reorganization, or purchase of all or substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity's board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger, reorganization, or purchase of assets, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated, and the provisions of Section 11.3 hereof shall become operative.

                           Article XII - Miscellaneous

12.1 LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer or any officer or employee thereof, except as provided by law or by any Plan provision. The Employer does not in any way guarantee any Participant's Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Employer, or any successor, employee, officer, director or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary, or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

12.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the Commonwealth of Massachusetts shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

      The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan for tax purposes and for purposes of Title I of ERISA. No provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which is greater than the rights of a general unsecured creditor of the Employer. The Plan constitutes a mere promise by the Employer to make benefits payments in the future.

12.3 SPENDTHRIFT PROVISION. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, the withholding of taxes from Plan benefit payments; the recovery under the Plan of overpayment of benefits previously made to a Participant or Beneficiary; if applicable, the transfer of benefit rights from the Plan to another plan; or the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

      In the event that any Participant's or Beneficiary's benefits hereunder are garnished or attached by order of any court, the Employer may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant's or Beneficiary's Account or, if the Employer prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

      IN WITNESS WHEREOF, the Employer has caused the Plan to be executed and its seal to be affixed hereto, effective as of the first day of July, 1999.

      ATTEST/WITNESS                         UNICCO Service Company


      /s/ Kristen Priolisi                   By:   /s/ Anthony D'Agostino
      ----------------------------                 ----------------------


      Print Name: Kristen Priolisi     Print Name: Anthony D'Agostino
                  ----------------                 ----------------------


                                             Date: June 7, 1999
                                                   ----------------------


      [SEAL]


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